Exhibit 8.1

November 21, 2019

DHT Holdings, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the status of DHT Holdings, Inc. (the “Company”) as a passive foreign investment company (“PFIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), and regarding certain statements made under the caption “Tax Considerations—U S. Federal Income Tax Considerations” in (i) the Preliminary Prospectus Supplement dated November 18, 2019 (the “Preliminary Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement dated November 19, 2019 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the attached representation letter dated the date hereof and addressed to us by Laila C. Halvorsen, the Chief Financial Officer of the Company (the “DHT Representation Letter”).

We have examined (i) the Prospectus Supplement and (ii) the DHT Representation Letter. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) all transactions and arrangements described in the Prospectus Supplement will be effected in the manner described in the Prospectus Supplement, (ii) the relevant statements set forth in the Prospectus Supplement are true, complete and correct and (iii) the representations as to factual matters made by the Company in the DHT Representation Letter are true, complete and correct and will remain true, complete and correct at all times in the foreseeable future. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, in our opinion, the Company should not currently be a PFIC and should not be a PFIC in the future, assuming no material change in the nature of the activities and assets of the Company as described in the Prospectus Supplement and the DHT Representation Letter. In addition, the statements made under the heading “Tax Considerations—U.S. Federal Income Tax Considerations” in the Prospectus Supplement represent our opinion regarding the material U.S. federal income tax consequences (i) to beneficial owners of common stock of the Company of the acquisition , ownership and disposition of such common stock and (ii) to the Company of its activities. Our opinion might be adversely affected and may not be relied upon to the extent that in the future the Company conducts its affairs in a manner inconsistent with its present plans, as reflected in the Prospectus Supplement and the DHT Representation Letter.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Company’s Current Report on Form 6-K. We also consent to the reference to our firm under the captions “Tax Considerations—U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus forming a part of the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

DHT Holdings, Inc.
2 Church Street
Hamilton HM 11
Bermuda
O